[FIRST BUSINESS CAPITAL CORP. LETTERHEAD]

REPAYMENT AGREEMENT

        1.        This Repayment Agreement is made between First Business Capital Corp. (herein called FBCC) and Charles H. Batson (herein called Executive).

        2.        Executive is being employed by FBCC as an executive, and will be paid a signing bonus of $150,000, all as described in the letter from Corey Chambas dated December 12, 2005, a copy of which is attached to this Agreement for reference purposes only. The signing bonus is being paid in further consideration of such employment.

        3.        Executive agrees that if Executive resigns or is terminated for cause at any time before the end of December 31, 2006, Executive will repay the entire signing bonus paid to Executive. If Executive should terminate due to death or disability, Executive will not be required to repay any of the signing bonus that has been paid to Executive.

        4.        Executive’s obligation to repay such signing bonus shall not be subject to any setoff for moneys or damages due or claimed to be due, to Executive, including any claim for moneys or damages based on a claim that FBCC or any agent of FBCC has breached any agreement with Executive, or failed to fulfill any promise made to Executive. Executive agrees to pay all costs associated with instituting any type of collection action, including reasonable attorneys’ fees.

        This Repayment Agreement is entered into by the parties on the dates shown below.

First Business Capital Corp.
By: /s/ Corey Chambas
Corey Chambas
Dated: 12/14/05
/s/ Charles H. Batson
Charles H. Batson
Dated: 12/14/05